SPIRIT MASTER FUNDING, LLC
an Issuer,

SPIRIT MASTER FUNDING II, LLC
an Issuer,

SPIRIT MASTER FUNDING III, LLC
an Issuer,

and

CITIBANK, N.A.
Indenture Trustee

______________________________

SERIES 2014-3 SUPPLEMENT

Dated as of May 20, 2014

to

SECOND AMENDED AND RESTATED MASTER INDENTURE

Dated as of May 20, 2014

______________________________

NET-LEASE MORTGAGE NOTES, SERIES 2014-3

i

SERIES 2014-3 SUPPLEMENT, dated as of May 20, 2014 (the “Series 2014-3 Supplement”), among Spirit Master Funding, LLC (an “Issuer”), Spirit Master Funding II, LLC (an “Issuer”), Spirit Master Funding III, LLC (an “Issuer” and, together with Spirit Master Funding, LLC and Spirit Master Funding II, LLC, the “Issuers”) and Citibank, N.A., a national banking association, not in its individual capacity, but solely as Indenture Trustee (the “Indenture Trustee”).

Pursuant to this Series 2014-3 Supplement, the Issuers and the Indenture Trustee hereby create a new Series of Notes (“Series 2014-3”) and specify the Principal Terms thereof, to be issued in one Class bearing the designation “Class A” (the “Series 2014-3 Notes”).

Pursuant to the Master Indenture, the Issuers may from time to time direct the Indenture Trustee to authenticate one or more new Series of Notes. The Principal Terms of any new Series are to be set forth in a related Series Supplement to the Master Indenture.

The parties hereto have entered into the Master Indenture (as amended and modified through and including the Applicable Series Closing Date) prior to (i) entering into this Series 2014-3 Supplement and (ii) the issuance of the Series 2014-3 Notes.

ARTICLE I

DEFINITIONS
Section 1.01.    Definitions.
Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Master Indenture.
“Accrual Period”: With respect to any Payment Date, the calendar month immediately preceding the calendar month in which such Payment Date occurs; provided that the Accrual Period with respect to the Payment Date occurring in June 2014will be the period from and including the Series Closing Date to but excluding June 1, 2014.
“Anticipated Repayment Date”: The Payment Date occurring in March 2022.
“Asset Concentrations”: Concentrations, stated as a percentage, of (i) Business Sectors, (ii) Mortgaged Properties on which a gasoline station is located, (iii) Tenants (including affiliates of any Tenant), (iv) Mortgaged Properties located in a particular state, (v) Mortgaged Properties which are subject to Leases pursuant to which Tenants only pay Percentage Rent, Mortgaged Properties that are Leasehold Mortgaged Properties and Mortgage Loans primarily secured by equipment used in the operation of a commercial real estate property, (vi) Mortgaged Properties that are subject to Ground Leases, (vii) Mortgage Loans that bear interest at an adjustable rate and (viii) Mortgage Loans, and are calculated as of each Determination Date, by dividing the aggregate Collateral Value of the Mortgage

Loans and the Mortgaged Properties (that do not otherwise secure a Mortgage Loan) in the Collateral Pool, as applicable, with respect to all (a) Mortgaged Properties operated in any single Business Sector (or applicable group of Business Sectors), (b) Mortgaged Properties on which a gasoline station is located, (c) Leases to any single Tenant (including affiliates of such Tenant), (d) Mortgaged Properties located within any state, (e) Mortgaged Properties which are subject to Leases pursuant to which Tenants only pay Percentage Rent, Mortgaged Properties that are Leasehold Mortgaged Properties and Mortgage Loans primarily secured by equipment used in the operation of a commercial real estate property, (f) Mortgaged Properties which are subject to Ground Leases, (g) Mortgage Loans that bear interest at an adjustable rate and (h) Mortgage Loans, in each case, by the sum of (i) the Aggregate Collateral Value and (ii) the amounts on deposit in the Release Account that are available to an Issuer to purchase or otherwise acquire Qualified Substitute Mortgage Loans or Qualified Substitute Mortgaged Properties.
“Controlling Party”: The Series 2014-3 Noteholders that own in the aggregate more than 50% of the aggregate Class Principal Balance of the Series 2014-3 Notes (excluding, for the purposes of this determination, any Notes owned by Spirit Realty or any of its affiliates).

“Determination Date Report”: As defined in the Property Management Agreement.

“End Make Whole Payment Date”: The Payment Date that is twelve months prior to the Anticipated Repayment Date.

“Existing Collateral Assets”: As defined in Section 3.04.

“Indenture”: The Master Indenture, as supplemented by this Series 2014-3 Supplement and any other Series Supplement, as applicable, and as otherwise amended, supplemented or modified from time to time.

“Initial Purchaser”: Each of Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc.
“Legal Final Payment Date”: The Payment Date occurring in March 2042.
“Make Whole Payment”: On any Payment Date occurring prior to the End Make Whole Payment Date for the Series 2014-3 Notes on which a Voluntary Prepayment is made on such Series 2014-3 Notes, an amount equal to: (A) using the Reinvestment Yield, the sum of the present values of the scheduled payments of principal and interest remaining on such Series 2014-3 Notes until the End Make Whole Payment Date for such Series 2014-3 Notes, calculated prior to the application of such Voluntary Prepayment to such Series 2014-3 Notes, minus (B) the sum of (i) using the Reinvestment Yield, the sum of the present values of the scheduled payments of principal and interest remaining on such Series 2014-3 Notes until the End Make Whole Payment Date for such Series 2014-3 Notes, calculated prior to the application of such Voluntary Prepayment to such Series 2014-3 Notes, and (ii) the amount of the Voluntary Prepayment that will be allocated on such Payment Date to such Series 2014-3 Notes.
“Master Indenture”: The Second Amended and Restated Master Indenture, dated May 20, 2014, among the Issuers and the Indenture Trustee, as amended, supplemented or otherwise modified from time to time.
“Maximum Asset Concentrations”: With respect to any Determination Date: (i) with respect to the Asset Concentration for any Business Sector, (a) in the case of Specialty Retailers, a percentage equal to 23.0% as of such Determination Date, (b) in the case of Education Facilities, a percentage equal to 10.0% as of such Determination Date, (c) in the case of Movie Theaters, a percentage equal to 15.0% as of such Determination Date, (d) in the case of Medical Office and Specialty Medical Facilities, a percentage equal to 10.0% as of such Determination Date and (e) in the case of any other Business Sector (other than the Restaurants Business Sector, so long as no related Restaurant Concept exceeds a percentage equal to 7.5% as of such Determination Date), a percentage equal to 7.5% as of such Determination Date; (ii) with respect to the Asset Concentration for Mortgaged Properties on which a gasoline station is located, an aggregate percentage equal to 15.0% as of such Determination Date; (iii) with respect to the Asset Concentration for any Tenant (including affiliates thereof) as of such Determination Date, (x) in the case of the largest concentration of Tenants (including affiliates thereof) as of such Determination Date, a percentage equal to 10.0% as of such Determination Date and (y) in the case of the 5 largest concentrations of Tenants (including affiliates thereof), an aggregate percentage equal to 30.0% as of such Determination Date; (iv) with respect to the Asset Concentration for Mortgaged Properties located in any particular state, a percentage equal to 15.0% as of such Determination Date; (v) with respect to the Asset Concentration for (x) Mortgaged Properties which are subject to Leases pursuant to which Tenants only pay Percentage Rent, (y) Mortgaged Properties that are Leasehold Mortgaged Properties and (z) Mortgage Loans primarily secured by equipment used in the operation of a Mortgaged Property, an aggregate percentage equal to 1.0% as of such Determination Date (it being understood that any Mortgaged Property shall be counted no more than once in determining such aggregate percentage); (vi) with respect to the Asset Concentration for Mortgaged Properties that are subject to Ground Leases (for the avoidance of doubt, excluding any Leasehold Mortgaged Property), a percentage equal to 2.0% as of such Determination Date; (vii) with respect to the Asset Concentration for Mortgage Loans that bear interest at an adjustable rate, a percentage equal to 5.0% as of such Determination Date; (viii) with respect to the Asset Concentration for Mortgage Loans, a percentage equal to 20.0% as of such Determination Date; provided that any Protective Mortgage Loans shall not be included for purposes of determining such Maximum Asset Concentration set forth in this clause (viii). Any Maximum Asset Concentration percentage may be increased by up to 15.0% at the direction of any Issuer, without an amendment to the Indenture or the consent of the Noteholders or any other party, provided that the Rating Condition is satisfied with respect to such increase.
“Note Rate”: As set forth in Section 2.01(a).

“Optional Repayment Date”: Any Payment Date prior to the Legal Final Payment Date.
“Post-ARD Additional Interest Rate”: A per annum rate equal to the rate determined by the Property Manager to be the greater of (i) 5.0% and (ii) the amount, if any, by which the sum of the following exceeds the Note Rate for such Series 2014-3 Notes: (A) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association) on such Anticipated Repayment Date of the United States Treasury Security having a term closest to ten years, plus (B) 5.0%, plus (C) the Post-ARD Spread.
"Post-ARD Spread" is 0.50%.
“Reinvestment Yield”: For the Series 2014-3 Notes, the yield on United States Treasury Securities having the closest maturity (month and year) to the weighted average life of the Series 2014-3 Notes, based on the Anticipated Repayment Date for the Series 2014-3 Notes (prior to the application of any Voluntary Prepayment with respect thereto), plus 0.50%. If more than one such quoted United States Treasury Security has the same maturity date, then the yield of the United States Treasury Security quoted closest to par will be used for this calculation.
“Scheduled Principal Payment”: With respect to any Payment Date, an amount, calculated by the Property Manager and confirmed by the Indenture Trustee upon receipt of the Determination Date Report, equal to the sum of (a) any unpaid Scheduled Principal Payment or portion thereof from any prior Payment Date plus (b) the product of (i)(A) the Scheduled Series Balance for the prior Payment Date minus (B) the Scheduled Series Balance for the current Payment Date multiplied by (ii) a fraction (A) the numerator of which is equal to the aggregate Class Principal Balance of the Series 2014-3 Notes (without taking into account any payments to be made on such Payment Date) minus the amounts specified in clause (a) of this definition and (B) the denominator of which is the related Scheduled Series Balance for the prior Payment Date.
“Scheduled Series Balance”: With respect to any Payment Date, the amount set forth for such Payment Date on the Amortization Schedule annexed hereto as Schedule II.
“Series Account”: As defined in Section 2.01(d).
“Series 2014-3 Note”: Any of the Series 2014-3 Notes with a “Class A” designation on the face thereof, issued pursuant to this Series 2014-3 Supplement and the Indenture, executed by the Issuers and authenticated by the Indenture Trustee or the Authenticating Agent, if any, substantially in the form of Exhibit A-1, A-2 or A-3 attached to the Indenture.
“Series 2014-3 Noteholder”: With respect to any Series 2014-3 Note, the applicable Noteholder, as such term is further defined in the Indenture.

“Series Closing Date”: May 20, 2014.
ARTICLE II

CREATION OF THE SERIES 2014-3 NOTES; PAYMENTS ON THE 2014-3 NOTES
Section 2.01.    Designation.
(a)    There is hereby created a Series of Notes to be issued by the Issuers pursuant to the Indenture and this Series 2014-3 Supplement to be known as “Net-Lease Mortgage Notes, Series 2014-3.” The Notes shall have the following Class designation, initial Class Principal Balance, Note Rate, rating and CUSIPs:

Class Designation	Initial Class Principal Balance	Note Rate	Rating (S&P)	CUSIP (144A)	CUSIP (Regulation S)
Class A	$312,944,000	5.74%	A+	84861A AA7	U8459R AA4

The Series 2014-3 Notes shall not have preference or priority over the Notes of any other Series except to the extent set forth in the Indenture. The Series 2014-3 Notes shall not be subordinate to any other Series.
(b)    The initial Payment Date with respect to the Series 2014-3 Notes shall be the Payment Date occurring on June 20, 2014.
(c)    [Reserved].
(d)    The Indenture Trustee shall establish on or prior to the Series Closing Date, one or more segregated trust accounts (collectively, the “Series Account”) at Citibank, N.A. (or at such other financial institution as necessary to ensure that the Payment Account is at all times an Eligible Account or a sub-account of an Eligible Account, in each case subject to an Account Control Agreement), in its name, as Indenture Trustee, bearing a designation clearly indicating that such account and all funds deposited therein are held for the exclusive benefit of the holders of the Series 2014-3 Notes, and the Issuers as their interests may appear. Each Series Account shall be an Eligible Account or a sub-account of an Eligible Account. Notwithstanding anything to the contrary in the Master Indenture, on each Payment Date, amounts then on deposit in the Series Account shall be added to (and treated as part of) the Series Available Amount with respect to Series 2014-3 for such Payment Date and distributed in accordance with Section 2.03. Except as provided in the Indenture, the Indenture Trustee, in accordance with the terms of this Indenture, shall have exclusive control and sole right of withdrawal with respect to the Series Account. Funds in the Series Account shall not be commingled with any other moneys. The Issuers may, from time to time, deposit amounts (other than amounts that are subject to the lien of the Indenture) in the Series Account. Any P&I Advance with respect to the Series 2014-3 Notes shall be deposited in the Series Account.

(e)    The Series 2014-3 Notes offered and sold shall be issued in the form of Book-Entry Notes. The Series 2014-3 Notes shall be issuable in minimum denominations of $50,000 and integral multiples of $1 in excess thereof.
(f)    A Make Whole Payment shall (subject to Section 2.03 and Section 2.11 of the Master Indenture) be payable by the Issuers in connection with a Voluntary Prepayment of the Series 2014-3 Notes. Notwithstanding anything to the contrary herein or in the Master Indenture, no Make Whole Payment will be required to be paid (or become due) on the Series 2014-3 Notes in connection with any redemption, optional redemption or Voluntary Prepayment with respect to such Series 2014-3 Notes (a) on or after the End Make Whole Payment Date for such Series 2014-3 Notes or (b) while an Early Amortization Event is continuing with respect to the Series 2014-3 Notes. For the avoidance of doubt, a Make Whole Payment with respect to the Series 2014-3 Notes shall not constitute a payment of interest on such Series 2014-3 Notes. The Make Whole Payment shall be calculated two business days before the related Payment Date by the Property Manager and confirmed by the Indenture Trustee. For the avoidance of doubt, there will be no “Optional Repayment Date” for the Series 2014-3 Notes.
Section 2.02.    Identification of Mortgaged Properties and Mortgage Loans. The Mortgaged Properties and Mortgage Loans pledged by the Issuers as of the Series Closing Date pursuant to the Granting Clause of the Master Indenture are set forth on, respectively, Schedule I-A and Schedule I-B.
Section 2.03.    Payments on the Series 2014-3 Notes.
On each Payment Date, the Indenture Trustee will apply and will pay the Series Available Amount with respect to Series 2014-3 for such Payment Date for the following purposes and in the following order of priority:
(1)    to the holders of the Series 2014-3 Notes, the Note Interest with respect to such Notes for such Payment Date, plus unpaid Note Interest with respect to such Notes from any prior Payment Date, together with interest on any such unpaid Note Interest at the Note Rate applicable to such Notes;
(2)    (I) so long as no Early Amortization Event has occurred and is continuing, until the Class Principal Balance of the Series 2014-3 Notes has been reduced to zero, to the holders of such Notes, an amount (to be applied as a principal payment on the Series 2014-3 Notes) equal to the sum of the Scheduled Series 2014-3 Principal Payment for such Payment Date and all Unscheduled Principal Payments allocable to the Series 2014-3 Notes for such Payment Date; or (II) if an Early Amortization Event has occurred and is continuing, until the Class Principal Balance of the Series 2014-3 Notes has been reduced to zero, to the holders of such Notes, in respect of unpaid principal of such Notes, until the Class Principal Balance of the Series 2014-3 Notes has been reduced to zero;

(3)    to the holders of the Series 2014-3 Class A Notes, the Make Whole Payments allocated to such Series 2014-3 Class A Notes, if any, due on such Payment Date, together with any unpaid Make Whole Payments allocated to such Series 2014-3 Class A Notes from any prior Payment Date; and
(4)    to the holders of the Series 2014-3 Notes, any accrued and unpaid Post-ARD Additional Interest and Deferred Post-ARD Additional Interest on such Notes for such Payment Date.
Any Series Available Amount remaining on any Payment Date after the allocations described above will be paid to the Issuers and released from the lien of the Indenture.
Amounts properly withheld under the Code by any Person from a payment to any holder of a Note of interest, principal or other amounts, or any such payment set aside on the Final Payment Date for such Note, shall be considered as having been paid by the applicable Issuers to the applicable Noteholder for all purposes.
Section 2.04.    Interest Calculations. Note Interest, Post ARD Additional Interest and Deferred Post ARD Additional Interest with respect to the Series 2014-3 Notes shall each be calculated on a 30/360 basis.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section 3.01.    Representations and Warranties.
Each of the parties hereto make the following representations:
(i)    It has full power and authority to execute, deliver and perform its obligations under this Series 2014-3 Supplement. The performance by such party of its obligations under this Series 2014-3 Supplement will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its organizational documents, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject, except any such conflict, violation or breach that would not result in a material adverse effect on such party’s ability to perform its obligations hereunder. The execution, delivery and performance by it of this Series 2014-3 Supplement, and the consummation by it of the transactions provided for herein, have been duly authorized by all necessary corporate action or limited liability company action, as applicable. This Series 2014-3 Supplement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by each other party hereto, constitutes the valid and legally binding obligation of it enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity and by an implied covenant of good faith and fair dealing); and
(ii)    No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by it in connection with the execution, delivery or performance by it of this Series 2014-3 Supplement, except such as have already been obtained.
Section 3.02.    No Default. The Issuers hereby represent and warrant to the Indenture Trustee that, as of the Series Closing Date, no Event of Default has occurred and is continuing.
Section 3.03.    Conditions Precedent Satisfied. The Issuers hereby represent and warrant to the Indenture Trustee that, as of the Series Closing Date, each of the conditions precedent set forth in the Master Indenture to the issuance of the Series 2014-3 Notes, including but not limited to those conditions precedent set forth in Section 2.04(d) thereof, have been satisfied.
ARTICLE IV

MISCELLANEOUS PROVISIONS
Section 4.01.    Ratification of Indenture. As supplemented by this Series 2014-3 Supplement, the Master Indenture is in all respects ratified and confirmed and the Master Indenture, as so supplemented by this Series 2014-3 Supplement, shall be read, taken and construed as one and the same instrument.
Section 4.02.    Counterparts. This Series 2014-3 Supplement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Series 2014-3 Supplement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Series 2014-3 Supplement.
Section 4.03.    Governing Law. THIS SERIES 2014-3 SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).
Section 4.04.    Beneficiaries. As supplemented by this Series 2014-3 Series Supplement, the Master Indenture shall inure to the benefit of and be binding upon the parties hereto, the Series 2014-3 Noteholders, and their respective successors and permitted assigns. No other Person shall have any right or obligation hereunder.

Section 4.05.    Non-Petition.
Each of the Noteholders, by its acceptance of a Series 2014-3 Note, and the Indenture Trustee hereby covenants and agrees that, prior to the date which is two years and thirty-one days after the payment in full of the latest maturing Note, it will not institute against, or join with, encourage or cooperate with any other Person in instituting, against any Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings, under any federal or state bankruptcy or similar law; provided, however, that nothing in this Section 4.05 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Issuers pursuant to the Indenture. In the event that any such Noteholder or the Indenture Trustee takes action in violation of this Section 4.05, the applicable Issuer, shall file or cause to be filed an answer with the bankruptcy court or otherwise properly contesting the filing of such a petition by any such Noteholder or the Indenture Trustee against such Issuer or the commencement of such action and raising the defense that such Noteholder or the Indenture Trustee has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The provisions of this Section 4.05 shall survive the termination of the Indenture, and the resignation or removal of the Indenture Trustee. Nothing contained herein shall preclude participation by any Noteholder or the Indenture Trustee in the assertion or defense of its claims in any such proceeding involving any Issuer.
Section 4.06.    Non-Recourse.
The obligations of the Issuers under this Series Supplement are solely the obligations of the Issuers. No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon the Indenture against any member, employee, officer or director of the Issuers. Fees, expenses, costs or other obligations payable by the Issues hereunder shall be payable by the Issuers only to the extent that funds are then available or thereafter become available for such purpose pursuant to Section 2.11 of the Master Indenture. In the event that sufficient funds are not available for their payment pursuant to Section 2.11 of the Master Indenture, the excess unpaid amount of such fees, expenses, costs or other obligations shall in no event constitute a claim (as defined in Section 101 of the Bankruptcy Code) against, or corporate obligation of, the Issuers. Nothing in this Section 4.06 shall be construed to limit the Indenture Trustee from exercising its rights hereunder with respect to the Collateral Pool.
Section 4.07.    Amendments. This Series Supplement may, from time to time, be amended, modified or waived in accordance with Article VIII of the Master Indenture.

IN WITNESS WHEREOF, the Issuers and the Indenture Trustee have caused this Series 2014-3 Supplement to be duly executed and delivered by their respective officers thereunto duly authorized and their respective seals, duly attested, to be hereunto affixed, all as of the day and year first above written.

SPIRIT MASTER FUNDING, LLC
By:     Spirit SPE Manager, LLC,
a Delaware limited liability company
Its:    Manager

By:
Name: Peter M. Mavoides
Its: President and Chief Operating Officer
SPIRIT MASTER FUNDING II, LLC
By:     Spirit SPE Manager, LLC,
a Delaware limited liability company
Its:    Manager

By:
Name: Peter M. Mavoides
Its: President and Chief Operating Officer
SPIRIT MASTER FUNDING III, LLC
By:     Spirit SPE Manager, LLC,
a Delaware limited liability company
Its:    Manager

By:
Name: Peter M. Mavoides
Its: President and Chief Operating Officer

CITIBANK, N.A.,
not in its individual capacity but solely as Indenture Trustee

By:
Name:
Title: